Exhibit 10.13

EXECUTIVE EMPLOYMENT AGREEMENT

BETWEEN MR. BARNEY ADAMS

AND ADAMS GOLF

THIS EMPLOYMENT AGREEMENT (the “Agreement”) shall be effective as of the last date of the parties below to sign and is between Adams Golf, Inc. and its subsidiaries with a principal place of business at 2801 East Plano Parkway, Plano, Texas (collectively, the “Company”), and Mr. Barney Adams (the “Chairman”).

W I T N E S E T H:

WHEREAS, the Company desires to employ the Chairman in the capacity of non-executive Chairman of the Board of Directors;

WHEREAS, the Chairman desires and is willing to accept employment with the Company on the terms and subject to the conditions set forth below;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties agree as follows:

AGREEMENT

1. TERM.

The Term of this Agreement shall last for a period of one (1) year, commencing January 1, 2012 (the “Effective Date”) and terminating December 31, 2012 (the “Term”), unless earlier terminated pursuant to the provisions set forth in Section 5 of this Agreement. The Chairman’s termination or resignation pursuant to Section 5 of this Agreement shall not, in any way, prejudice the Chairman’s rights under this Agreement or as provided by Texas law.

2. EMPLOYMENT AND DUTIES.

During the Term of this Agreement the Company shall employ the Chairman as its Chairman of the Board of Directors. The Chairman’s duties shall be those reasonably expected of a non-executive Chairman of the Board of Directors in a similarly capitalized corporation. Additionally, the Chairman shall participate in Public Relations efforts and consult on Research and Design as directed by the Chief Executive Officer and the Board of Directors. The Chairman shall devote his knowledge, skills, professional time, attention and energies to the Public Relations and Research and Design of Products for the Company in order to perform faithfully, competently and diligently any duty assigned to him by the Chief Executive Officer. Notwithstanding the foregoing, it is understood and agreed between the parties that the Chairman shall have no authority or duties over operational or executive matters other than as a voting member of the Board of Directors as provided in the by-laws of the Company. Pursuant to his duties hereunder, the Chairman will create and promote the Company’s goodwill among its customers, employees, suppliers, and other parties with whom it has business relationships.

3. PLACE OF EMPLOYMENT.

The place of employment shall be at the Company’s principal office currently located in Plano, Texas; provided, however, that the Company may from time to time reasonably require the Chairman to travel temporarily to other locations on Company business.

4. COMPENSATION.

In consideration of all of the services to be rendered by the Chairman to the Company hereunder, the Company hereby agrees to pay the Chairman, and the Chairman hereby agrees to accept from the Company, the following compensation:

(a) Base Salary.  The Company shall pay the Chairman One Hundred Twenty Thousand ($120,000) dollars (“Base Salary”), which shall be paid in equal installments in accordance with the Company’s general salary payment policies, but no less frequently than monthly.

(b) Employee Benefit Plans.

(i) General.  During the Term of this Agreement, the Chairman, and his “dependents” as that term may be defined under any applicable employee benefit plan of the Company, shall be entitled to participate in and receive benefits under any and all employee benefit plans and programs that are from time to time generally made available to executive employees of the Company.

(ii) Health Insurance. During the Term of this Agreement, the Company shall provide the Chairman, at the Company’s expense, with any health insurance plan provided to qualifying employees of the Company (identified as of the Effective Date as the “Adams Golf Ltd. Employee Medical Benefit Plan”), including any enhanced health insurance plan benefits that may be provided to qualifying executive employees of the Company (identified as of the Effective Date as “Exec-U-Care”).

(c) Expenses.  The Chairman shall be entitled to reimbursement, in an amount not to exceed Ten Thousand ($10,000) dollars, for automobile related expenses (lease, gas, insurance) incurred by the Chairman in connection with the fulfillment of his duties herein, provided the Chairman has complied with all policies and procedures relating to the reimbursement of such expenses as may from time to time be established by the Company including, but not limited to, the providing of all supporting backup to such expenses as is required by the Internal Revenue Service.

(d) Promotional Items. The Chairman shall be entitled to provide Company products, at the Company’s expense (not to exceed a maximum of Six Thousand Five Hundred ($6,500) dollars, to customers, vendors, or suppliers as the Chairman in his sole discretion determines, provided that the Chairman’s objective is to enhance the business and goodwill of the Company.

5. TERMINATION OF AGREEMENT.

This Agreement (other than the provisions as applicable of Section 12, which shall survive such termination) may be terminated as provided herein:

(a) Termination by the Company for “Cause”.  For purposes hereof, the Company shall have “Cause” to terminate the Chairman’s employment hereunder in any of the following events:

(i) the deliberate and intentional breach of any material provision of this Agreement, which breach the Chairman shall have failed to reasonably cure within thirty (30) days after the Chairman’s receipt of written notice from the Company specifying the specific nature of the Chairman’s breach; or

(ii) the deliberate and intentional engaging by the Chairman in gross misconduct that is materially and demonstrably harmful to the best interests, monetary or otherwise, of the Company; or

(iii) a conviction of the Chairman for a felony involving moral turpitude, fraud or deceit.

(b) Resignation by the Chairman Without “Good Reason”. The Chairman may resign from his employment with the Company for any reason upon sixty (60) days prior written notice to the Company. For purposes of this Agreement, a resignation by the Chairman shall be for “Good Reason” only upon the occurrence of one or more of the events described in subsection 5(d).

(c) Termination by the Company Without “Cause”.  For purposes hereof, if the Company terminates the Chairman’s employment for any reason other than those listed in subsection 5(a), then such termination shall be without “Cause.”

(d) Resignation by the Chairman for “Good Reason”. The Chairman’s employment under this Agreement shall be deemed to have been terminated other than for Cause and for “Good Reason” (as herein so used), if the Chairman tenders his resignation within:

(i) thirty (30) days of the occurrence of any material breach by the Company of any of the terms of, or the failure to perform any covenant or agreement contained in this Agreement, which breach or failure to perform shall not have been cured by the Company within thirty (30) days after the

Company’s receipt from the Chairman of written notice specifying in reasonable details the nature of the Company’s breach or failure to perform; or

(ii) thirty (30) days of the occurrence of any substantial reduction in title, position, reporting requirements, responsibilities, or duties of the Chairman, which occurrence shall not have been cured by the Company within thirty (30) days after the Company’s receipt from the Chairman of written notice specifying in reasonable details the nature of such occurrence; or

(iii) thirty (30) days of the occurrence of any reduction in the Base Salary; or

(iv) thirty (30) days of the Company’s failure to obtain the full assumption in writing of this Agreement by any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of the Company’s business and/or assets not less than five (5) days prior to any sale, merger, consolidation, or other disposition of the Company’s business or assets; or

(v) delivery by the Company to the Chairman of written notice of the Company’s approval for the Chairman to tender his resignation with Good Reason.

(e) Termination on Death.  In the event of the Chairman’s death, this Agreement will be deemed to have terminated on the date of his death.

(f) Termination on Disability.  If the Chairman becomes unable to perform his duties as described herein due to injury, illness, or disability (physical or mental) during one (1) consecutive period of one hundred twenty (120) days, which incapacity is, in the Company’s judgment, prejudicial to the Company’s best interests, then the Company or the Chairman may terminate this Agreement.  If the Chairman is incapacitated, then his legally designated representative may terminate this Agreement.

(g) Termination by Mutual Written Agreement. This Agreement and the Chairman’s employment with the Company may be terminated at any time by the mutual written agreement of the Chairman and the Company.

6. SEVERANCE.

Upon the termination of this Agreement, the Company agrees to make severance payments as follows:

(a) Termination by the Company for “Cause”.  If the Company terminates this Agreement for “Cause” pursuant to subsection 5(a), then the Chairman shall not be entitled to any severance pay.  However, in such event the Company shall pay to the Chairman his accrued but unpaid Base Salary and any amount due (and not previously paid) to the Chairman under subsection 4(c) for reasonable expenses incurred by the Chairman in the performance of his duties hereunder.

(b) Resignation by the Chairman Without “Good Reason”. If the Chairman terminates this Agreement without “Good Reason” pursuant to subsection 5(b), then the Chairman shall not be entitled to any severance pay.  However, in such event the Company shall pay to the Chairman his accrued but unpaid Base Salary and any amount due (and not previously paid) to the Chairman under subsection 4(c) for reasonable expenses incurred by the Chairman in the performance of his duties hereunder.

(c) Termination by the Company Without “Cause” or Resignation by the Chairman for “Good Reason”.  If the Company terminates this Agreement without “Cause” pursuant to subsection 5(c) or if the Chairman resigns for “Good Reason” pursuant to subsection 5(d), then the Company will pay the Chairman the following compensation and benefits:

(i) Severance Payment.  A lump sum payment (the “Severance Payment”) in cash equal to one year’s Base Salary at the then current rate in effect immediately prior to the Chairman’s termination or resignation. The Company shall make the Severance Payment beginning six (6) months after termination or resignation, and in twenty-four (24) semi-monthly installments to coincide with the Company’s salaried payroll schedule.  Additionally, in such event the Company shall pay to the Chairman his accrued but unpaid Base Salary as of the date of the termination or resignation, and any amount due (and not previously paid) to the Chairman under subsection 4(c) for reasonable expenses incurred by the Chairman in the performance of his duties hereunder.

(ii) Employee Benefit Plans, Including Without Limitation, Health Insurance.  Upon the Chairman’s termination or resignation, the Company shall provide any benefit due to the Chairman in accordance with the terms and conditions of each Company-sponsored employee benefit plan in which the Chairman, and any of his dependents, participated prior to the date of his termination or resignation.  Additionally, the Company shall provide health care plan benefits to the Chairman and his eligible dependents in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

The Company agrees that for a one year period following the date of the Chairman’s termination or resignation, the Company shall pay the COBRA premiums for all of the Chairman’s health insurance continuation coverage, provided that the Chairman elects such continuation coverage within sixty (60) days of his termination or resignation. Thereafter, if the Chairman is eligible and wishes to continue his COBRA coverage, the Chairman shall be solely responsible for payment of the entire COBRA premium during any applicable COBRA continuation period.

On a benefit by benefit basis, the Chairman may give written notice to the Company of his decision to decline election of continuation coverage, and then the Company shall pay to the Chairman a lump sum cash payment in an amount equal to the present value (using an 8% annual discount rate) of the projected cost to the Company of providing such benefit during a one year continuation period from the date of the Chairman’s termination or resignation. The aggregate amount of cash to which the Chairman is entitled pursuant to the preceding sentence shall be payable to the Chairman within sixty (60) days after the date of the termination or resignation of Chairman’s employment hereunder.

(iii) Unpaid Base Salary and Expenses.  The Company shall pay to the Chairman any accrued but unpaid Base Salary and any amount due (and not previously paid) to the Chairman under subsection 4(c) for reasonable expenses incurred by the Chairman in the performance of his duties hereunder.

The Chairman’s subsequent death or disability shall in no way affect or limit the Company’s obligations under this Section.

(d) Termination on Death.  If this Agreement terminates pursuant to the death of the Chairman under subsection 5(e), then the Company shall pay to the Chairman’s wife, if she has not predeceased him and if she is married to the Chairman on the date of his death, a lump sum payment (the “Widow Payment”) in cash equal to one year of the Chairman’s Base Salary at the then current rate in effect at the time of the Chairman’s death, payable in twelve (12) equal monthly installments following the Chairman’s date of death.  If the Chairman is not married at the time of his death or if the Chairman’s wife has predeceased the Chairman, then the Company shall make the Widow Payment to the Chairman’s estate. Additionally, in the event of the Chairman’s death, the Company shall pay to the Chairman’s wife, or his estate if she has predeceased him or is not married to him on the date of his death, the Chairman’s accrued but unpaid Base Salary and any amount due (and not previously paid) to the Chairman under subsection 4(c) for reasonable expenses incurred by the Chairman in the performance of his duties hereunder.

(e) Termination on Disability.  If the Company, the Chairman or the Chairman’s legally designated representative terminates this Agreement by reason of disability pursuant to subsection 5(f), then the Company shall pay to the Chairman the difference between (i) the Chairman’s Base Salary at the then current rate in effect at the time of the Chairman’s disability, calculated on a monthly basis, and (ii) any disability compensation received by the Chairman (the “Disability Payments”).  The Company’s obligation to make the Disability Payments described herein shall commence on the date this Agreement is terminated by reason of disability pursuant to subsection 5(f) and shall end on the first year anniversary of such date (the “Disability Payment Period”).

(f) Death While on Disability. If this Agreement is terminated by reason of disability pursuant to subsection 5(f) and the Chairman dies during the Disability Payment Period, the Company shall make the Widow Payment described in subsection 6(d) in lieu of making additional Disability Payments, provided that the Chairman’s wife has not predeceased him and she is married to the Chairman on the date of his death.  If the Chairman is not married at the time of his death or if the Chairman’s wife has predeceased the Chairman, then the Company shall make the Widow Payment and any Disability Payments that have accrued but remain unpaid at the time of the Chairman’s death to the Chairman’s estate.

(g) Termination by Mutual Written Agreement. In the event that the Chairman and the Company shall terminate the Chairman’s employment by mutual written agreement, the Company shall pay such compensation and provide such benefits, if any, as the parties may mutually agree upon in writing.

7.	COVENANTS AS TO CONFIDENTIAL INFORMATION AND COMPETITIVE CONDUCT.

The Chairman acknowledges and agrees as follows: (i) this Section 7 is necessary for the protection of the legitimate business interests of the Company, (ii) the restrictions contained in this Section 7 with regard to geographical scope, length of term and types of restricted activities are reasonable, (iii) the Chairman has received adequate and valuable new consideration as set forth herein for entering into this Agreement, and (iv) the Chairman’s expertise and capabilities are such that this obligation and the enforcement of it by injunction or otherwise will not adversely affect the Chairman’s ability to earn a livelihood.

(a) Confidentiality of Information and Nondisclosure.  The Chairman acknowledges and agrees that his employment by the Company under this Agreement necessarily involves proprietary information pertaining to the business of the Company and its related entities. Accordingly, the Chairman agrees that at all times during the terms of this Agreement and at all times thereafter, he will not, directly or indirectly, without the express written approval of the Company, unless directed by applicable legal authority having jurisdiction over the Chairman, disclose to or use, or knowingly permit to be so disclosed or used, for the benefit of himself, any person, corporation or other entity other than the Company, except as required in the course of his employment:

(i) any information concerning any financial matters, customer relationships, competitive status, supplier matters, internal organizational matters, current or future plans, or other business affairs of or relating to the Company or its subsidiaries,

(ii) any management, operational, trade, technical or other secrets or any other proprietary information or other data of the Company or its subsidiaries,

(iii) any other information related to the Company or its related entities that the Chairman should reasonably believe will be damaging to the Company or its related entities and which has not been published and is not generally known outside of the Company.

The Chairman acknowledges that all of the foregoing constitutes confidential and/or proprietary information of the Company, which is the exclusive property of the Company. Excluded from this confidential and/or proprietary information of the Company shall be (i) information known by or generally available to the public through no breach by the Chairman of this Agreement and which the public may use without any direct or indirect obligation to the Company and (ii) information that documentary evidence demonstrates was independently developed by the Chairman.

(b) Restrictive Covenant. During the Term of, and for a period of one (1) year (the “Restrictive Period”) after the termination of the Chairman’s employment other than by the Company without Cause or by the Chairman with Good Reason, the Chairman shall not render, directly or indirectly, services to (as an employee, consultant, independent contractor or in any other capacity) any person, firm, corporation, association or other entity which conducts the same or similar business as the Company or its subsidiaries at the date of the Chairman’s termination of employment within the states in which the Company or any of its subsidiaries is then doing business at the date of the Chairman’s termination of employment hereunder without the prior written consent of the Chief Executive Officer which may be withheld at his sole discretion. In the event that this Agreement expires after termination and is not renewed by the parties, the Restrictive Period shall not extend beyond the termination of employment unless the Company pays the Chairman an additional amount equal to one year’s Base Salary, in which case it shall extend for a period of one (1) year. The Chairman further agrees that at no time during the Restrictive Period will the Chairman attempt to directly or indirectly solicit or hire employees of the Company or its subsidiaries or induce any of them to terminate their employment with the Company or any of the subsidiaries.

(c) Company Remedies.  The Chairman acknowledges and agrees that any breach of this Agreement by him will result in immediate and irreparable harm to the Company and that the Company cannot be reasonably or adequately compensated by damages in an action at law. In the event of a breach by the Chairman of the provisions of this Section 7 as determined by an Arbitrator, the Company shall be entitled, to the extent permitted by law, immediately to cease paying or providing the Chairman or his dependents any compensation or benefits provided pursuant to Sections 4 or 6 of this Agreement as liquidated damages, and also to obtain immediate injunctive relief restraining the Chairman from conduct in breach of the covenants contained in this Section 7. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach, including the recovery of damages from the Chairman under the provisions of Section 12.

8. AGREEMENT SURVIVES MERGER OR DISSOLUTION.

This Agreement shall not be terminated by the Company’s voluntary or involuntary dissolution or by any merger in which the Company is not the surviving or resulting corporation, or on any transfer of all or substantially all of the Company’s assets. In the event of any such merger or transfer of assets, the provisions of this Agreement shall be binding on and inure to the benefit of the surviving business entity or the business entity to which such assets shall be transferred and to the Chairman and his heirs.

9. OWNERSHIP OF INTANGIBLES.

In relation to the Company’s products, namely, standard golf clubs (including woods, irons, and putters), golf bags,  and golf apparel, any processes, inventions, patents, copyrights, trademarks, and other intangible rights that may be conceived or developed by the Chairman, either alone or with others, during the Term of Chairman’s employment, whether or not conceived or developed during Chairman’s working hours, and with respect to which the equipment, supplies, facilities, or trade secret information of the Company was used, or that relate at the time of conception or reduction to practice of the invention to the business of the Company or to the Company’s actual or demonstrably anticipated research and development, or that result from any work performed by Chairman for the Company, shall be the sole property of the Company. Chairman shall execute all documents, including patent applications and assignments, required by the Company to establish the Company’s rights under this Section.

10. INDEMNIFICATION BY THE COMPANY.

The Company shall, to the maximum extent permitted by law, indemnify and hold the Chairman harmless against expenses, including reasonable attorneys’ fees, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the Chairman’s employment by the Company. The Company shall advance to the Chairman any expense incurred in defending any such proceeding to the maximum extent permitted by law.

11. DISCLOSURE OF CUSTOMER INFORMATION AND SOLICITAITON OF OTHER EMPLOYEES PROHIBITED.

In the course of his employment, the Chairman will have access to confidential records and data pertaining to the Company’s customers and to the relationship between these customers and the Company’s account executives. Such information is considered secret and is disclosed to the Chairman in confidence. During his employment by the Company and for one (1) year after termination of that employment, the Chairman shall not directly or indirectly disclose or use any such information, except as required in the course of his employment by the Company. Nothing in this Section shall apply to gifts, meals, and entertainment if the Chairman’s objective is to enhance the business and goodwill of the Company.

12. ARBITRATION.

In the event of any controversy, dispute, or claim arising out of, or relating to, any of the provisions of this Agreement, the parties hereby agree that the matter or dispute shall be submitted to arbitration according to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.  The arbitration shall be conducted in Dallas, Texas.  The matter shall be decided by a single arbitrator selected according to such rules.  The cost of arbitration shall be borne as the arbitrator determines.  Each party shall bear its own respective attorneys’ fees during the arbitration, but the arbitrator may award all or part of the reasonable attorney’s fees incurred to the prevailing party.  The results of the arbitration shall be binding upon both sides and no appeal shall be available therefrom.  Notwithstanding this section, the Company may seek a temporary restraining order and a temporary injunction with regard to the enforcement of the provisions of Section 7 prior to or during the pendency of any such arbitration.

13. WAIVER OF BREACH.

Failure of any party to protest a breach by any other party or waiver by any party of a breach shall not operate as or be construed as a waiver of rights or remedies as to that breach and a waiver by any party of a breach shall not operate as or be construed as a waiver of rights or remedies as to any subsequent breach by any other party.

14. NON-RELIANCE.

Each party to this Agreement represents, warrants and acknowledges that in entering into this Agreement that it has not relied upon any act, representation, or warranty by any other party thereto, or by any of their representatives or attorneys, except as may be expressly contained in this Agreement. Each party further represents and warrants that he/it has thoroughly discussed all aspects of this Agreement with his/its attorneys, that he/it has had a reasonable time to review this Agreement, that he/it fully understands the provisions of this Agreement and the effect thereof and that he/it is entering into this Agreement voluntarily and of his/its own free will.

15. CONSTRUCTION OF AGREEMENT.

Wherever the context shall so require, all words herein in the male gender shall be deemed to include the female or neuter gender, all singular words shall include the plural, and all plural words shall include the singular.

16. TEXAS LAW TO APPLY.

This Agreement shall be construed under and in accordance with the laws of the State of Texas, and all obligations of the parties created hereunder to be performed in Dallas County, Texas.

17. SEVERABILITY.

If any one or more of the provisions contained in this Agreement for any reason are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision thereof and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

18. HEADINGS.

The headings used in this Agreement are used for administrative purposes only and do not constitute substantive matters to be considered in construing the terms of this Agreement.

19. ENTIRE AGREEMENT AND INTEGRATION.

This Agreement constitutes the entire agreement among the parties hereto relating to the subject matter hereof, and supersedes all prior agreements and understandings, whether oral or written, with respect to the same.  No modification, alteration, amendment, or rescission of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by all parties hereto.

20. NOTICES.

Any parties’ address for notice may be changed by written notice delivered to the other party in accordance with this paragraph.  Any notice by certified mail shall be deemed delivered upon actual receipt.  Any notice or communication required or permitted hereunder shall be in writing and personally delivered or mailed by certified mail, return receipt requested, or delivered by an overnight express courier, addressed to the Company or the Chairman, as the case may be, at the addresses set forth below:

If to the Company:	Adams Golf, Inc. 2801 East Plano Parkway Plano, Texas 75074 Attn: President
If to the Chairman:	Mr. Barney Adams 6940 Oak Manor Dallas, Texas 75230

21. PARTIES BOUND.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns where permitted by this Agreement.

22. COUNTERPARTS.

This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the last date of the parties below to sign.

THE COMPANY:	ADAMS GOLF, INC.

Date: _Jan 12, 2012___________	By: /s/ Oliver G. Brewer
Oliver Brewer Title: Chief Executive Officer and President

THE CHAIRMAN:

Date: _Jan 9, 2012___________	/S/ Barney Adams
Barney Adams